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                                   EXHIBIT 99




NEWS RELEASE
Contact

Martha A. Buckley                       JoAnn P. Huston
Director, Corporate Communications      Director, Investor Relations
610-722-3511                            610-722-3513
mbuckley@unisourcelink.com              jhuston@unisourcelink.com


                    UNISOURCE ANNOUNCES RESTRUCTURING UPDATE
                       Plans to Divest Mexican Operations

     Berwyn, Pennsylvania -- October 1, 1998 - Unisource Worldwide, Inc. (NYSE:UWW) provided today an update of its restructuring plan and the related charge to earnings. The company also announced its intent to divest its operations in Mexico and record an additional special charge for the write-down of its investment in Mexico.

     "We have made significant progress on key elements of our restructuring program," commented Ray B. Mundt, Chairman of Unisource. He stated that, during the quarter, the company has:

 . Closed 14 facilities with a total of 136,000 square feet of space . Reduced headcount by more than 300 employees
 .  Completed the amendment of its bank credit facility
 .  Initiated programs to improve small order profitability


Restructuring Charge

     The company confirmed that its restructuring charge will be in the previously-announced range of $130 to $150 million ($84 to $97 million after tax). The charge is being recorded in two consecutive quarters of fiscal 1998.

     An initial charge of $28 million ($18 million after tax) was recorded in the company's third fiscal quarter, ended June 30, 1998, and reflected facility sales and closures initiated during that quarter.

     The fourth quarter charge of $102 to $122 million ($66 to $79 million after tax) is comprised of $77 to $92 million for severance and facility closures; and $25 to $30 million for inventory write-down as a result of planned inventory disposals related to the restructuring.

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     As originally announced in July, Unisource also expects to incur one-time implementation expenses of approximately $50 to $60 million related to the restructuring. The implementation costs, most of which will be incurred and expensed in fiscal 1999, will cover relocation, recruitment, training, duplicate manning costs during the transition, and IT consolidation expenses.

Financial Benefits

     The restructuring plan is designed to improve service to customers, decrease costs, increase financial flexibility and facilitate expansion of the company's profitable market segments. When fully implemented, the plan is expected to result in annual operating income improvement of $150 to $170 million, which would approximately double reported operating income for fiscal 1997. Additionally, the company now expects a permanent cash flow improvement, compared to June 30 levels, of $50 to $80 million from reduced inventory investment, versus the originally stated improvement of $30 to $50 million.

     Through a combination of increased gross trading margins and reduced expenses, the company expects to achieve its goal of an 80% expense-to-gross profit ratio by the fourth quarter of fiscal 1999.

Facility Closures

     During the quarter, Unisource closed 14 facilities with 136,000 square feet of space. To date, the company has closed or sold a total of 28 facilities, including 18 warehouses, 4 sales offices and 6 Paper Plus stores, a reduction of more than 660,000 square feet of space. These actions represent approximately 15% of the 171 facilities and 20% of the 3 million square feet of space targeted for reduction. The schedule calls for the closure of an additional 215,000 square feet of facilities by the end of October.

Workforce Reduction

     During the quarter, Unisource reduced its total work force by more than 300 employees. This represents 20% of the 1,500 planned workforce reductions. In addition, more than 150 underperforming sales employees will be terminated within the next two weeks.

Customer Profitability

     Unisource has initiated several programs to better match service and expense levels to order and customer profitability. Minimum order policies have been implemented, along with alternative service programs such as direct marketing, minimum service fees and greater utilization of its Paper Plus retail stores. Profitability models have also been completed with respect to 15,000 customers and plans are in progress to address those with lower returns. The company's goal is to work with customers to structure order patterns that serve the customer's needs while improving profitability for those accounts.

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Mexico

     The company also announced that it has now completed a review of its entire investment portfolio, including its strategic options for its investment in Mexico. As a result of that review, the company has concluded that its Mexican operations will not contribute to its strategic goals and objectives in the future. That decision reflects several factors. Chief among them is the company's belief that its long-term returns will be enhanced by reinvesting the divestiture proceeds in its U.S. and Canadian operations and reducing debt, rather than maintaining its current position in Mexico. In addition, the significant emerging market disruptions occurring throughout the world and the continuing uncertainty in the Mexican economy make managing and planning for the future extremely difficult. Unisource also cited current exchange losses negatively impacting income as well as expected further declines in the peso, and noted its unwillingness to make further investment in Mexico.

     Accordingly, the Board of Directors has approved management's recommendation to divest its Mexican operations and focus solely on its U.S. and Canadian businesses. As a result, Unisource has retained the services of Donaldson, Lufkin & Jenrette to assist in the valuation and sale of the Mexican operations and will record an additional charge related to the write-down in the range of $65 to $70 million in the current quarter.

     The combined charges for the restructuring and the write-down of the Mexican investment will total $167 to $192 million in the fourth quarter.

Capital Structure

     On September 25, 1998, Unisource completed the previously announced amendment to the Bank Credit Facility. The revised agreement, in the amount of $900 million, provides increased financial flexibility. The terms of the new covenants provide for initial levels of a maximum leverage ratio of 65%, a minimum net worth of $575 million and a minimum EBITDA to interest ratio of
2.25. After the restructuring charge and the write-down for Mexico, the company will be comfortably within the range of the revised covenants. Borrowings outstanding under the facility totaled $504 million as of August 31,1998, leaving $396 million of available capacity.

     The company also confirmed its intent to issue $300 million of 10-year notes to institutional investors. Under the amended Bank Credit Facility, the company must use its best effort to complete this issuance by March 31, 1999.

Plan on Schedule

     "This completes the company's strategic and operational review of its North American operations," Mundt said. The focus for the next year is the successful and timely implementation of the restructuring program. That program is proceeding on schedule, and I am confident that we will begin to realize the financial benefits of our efforts by the second half of fiscal 1999," Mundt said.
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     Mundt also confirmed that earnings for the fourth quarter and fiscal year ending September 30, 1998 will be released on October 29, 1998 and are expected to be within the consensus range of security analysts covering the company.

     Unisource Worldwide, Inc. (http://www.unisourcelink.com), headquartered in Berwyn, Pennsylvania, is one of the largest distributors of paper products and supply systems in North America, with annual revenues in excess of $7 billion.



The notes that Unisource anticipates offering to institutional investors by March 31, 1999 have not been and will not be registered under the Securities Act of 1933 at the time of issuance and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

All statements, other than statements of historical fact, made in this report, including, without limitation, (i) statements relating to the implementation of the restructuring plan and the timing thereof (including the planned reduction of employees, facilities closures, and reduction of warehouse space), the projected costs and expenses associated with the restructuring plan and the implementation thereof (including the amount and timing of the charges to be taken in connection therewith and the amount of cash to be used in connection therewith) and the financial results and benefits to be realized from such restructuring (including projected increased operating income, reduced inventory investment, and improved financial performance), (ii) the issuance of notes by March 31, 1999, and other proposed future actions, (iii) the divestiture of its Mexican operations and the benefits to be derived therefrom, and (iv) statements qualified by the words "believes," "anticipates," "expects," "intends," "may," "estimates," "will," and other words similar thereto, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although the Company believes these statements are based upon reasonable assumptions with respect to future events and circumstances, such statements are subject to risks and uncertainties which could cause actual results or circumstances to differ materially. Such risks and uncertainties include, without limitation, delays, difficulties, or increased costs associated with the implementation of the restructuring plan, the issuance of notes upon favorable terms, the ability to find a buyer for its Mexican operations and to sell such operations upon terms favorable to the Company, leverage and debt service requirements (including sensitivity to interest rate fluctuations), operating in a competitive environment, general economic conditions, the ability to attract and retain qualified personnel, changes or volatility in pulp and paper prices, and delays or difficulties with consolidation of its information technology systems and the upgrading of such systems to be year 2000 compliant. For further detail and information concerning such risks and uncertainties, please consult Part I, Item 1, of the company's annual report on Form 10-K for the fiscal year ended September 30, 1997, which is on file with the Securities and Exchange Commission.

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